Exhibit 23.3

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated October 16, 2000, with respect to the financial statements of TRW Sensors and Components included in the Registration Statement (Form S-1 No. 333-XXXX) and related Prospectus of Measurement Specialties, Inc. for the registration of 2,127,500 shares of its common stock.

                                               /s/ Ernst & Young LLP

March 27, 2001
Cleveland, Ohio